EXHIBIT 10.20

NETWORK ENGINES, INC.

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT by and between Network Engines, Inc., a Delaware corporation (the “Company”), and Jeffrey A. Brandes (the “Executive”) is made as of November 11, 2002 immediately after the Effective Time as defined in the Merger Agreement (the “Effective Date”).

WHEREAS, the Company, a subsidiary of the Company, and TidalWire Inc. are entering into an Agreement and Plan of Merger on the date hereof (the “Merger Agreement”) providing for the merger of TidalWire Inc. with the Company’s subsidiary (the “Merger”) and such Merger is effective as of the date hereof; and

WHEREAS, in connection with the Merger, the Executive is a “Key Employee” (as defined in the Merger Agreement) who is expected to fulfill an important role in the Company commencing on the Closing (as defined in the Merger Agreement); and

WHEREAS, the Executive is resigning from his position as an executive of TidalWire effective upon the Closing and is waiving all of the Executive’s rights under any existing employment agreements with TidalWire; and

WHEREAS, the Executive is executing simultaneously herewith an Inventions, Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form attached as Exhibit A hereto.

WHEREAS, in light of the expected importance of the Executive’s contributions after the Closing, the Company desires to extend certain severance and other benefits set forth herein to the Executive on the terms and conditions set forth herein;

NOW, THEREFORE, effective on the Closing, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below, whether before or after a Change in Control (as defined in Section 1.1).

1.    Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1    “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

(b)    such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2    “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3    “Cause” means:

(a)    the Executive’s failure to substantially perform his assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 20 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b)    the Executive’s engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

1.4    “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

(a)    the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately after the Effective Time, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(b)    a reduction in the Executive’s annual base salary as in effect immediately after the Effective Time or as the same was or may be increased thereafter from time to time;

(c)    a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the Effective Date and (ii) more than 35 miles from 25 Dan Road, Canton, Massachusetts;

(d)    the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 7.1; or

(e)    a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2(a).

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

1.5    “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

2.    Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect immediately after the Effective Time and shall expire on the date two years after the Effective Date. “Term” shall mean the period commencing immediately after the Effective Time and continuing in effect through the date that is two years after the Effective Date.

3.    Employment Status; Termination Following Change in Control.

3.1    Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

3.2    Termination of Employment.

(a)    Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written notice to the other party hereto (the

“Notice of Termination”), given in accordance with Section 8. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 10 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b)    The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)    Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.

4.    Benefits to Executive.

4.1    Stock Acceleration. If (a) a Change in Control Date or an Acquisition Event occurs during the Term on or before the Date of Termination and (b) the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason during the Term, then, effective upon the Date of Termination, (x) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full, and (y) each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to any right of repurchase by the Company. If (a) neither a Change of Control Date nor an Acquisition Event occurs on or before the Date of Termination and (b) the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason during the Term, then (x) the vesting of (i) each outstanding option to purchase shares of the Company held by the Executive and (ii) each outstanding restricted stock award shall be determined as though the Executive remained employed by the Company until six months after the Date of Termination, and (y) each outstanding option to purchase shares of the Company held by the Executive shall remain exercisable (to the extent vested) for a period of six months after the Date of Termination. For purposes of this Section 4.1, an Acquisition Event is the acquisition by the Company of all of the outstanding equity interests of a company or all or substantially all of the assets or business of a company.

4.2    Compensation. If the Executive’s employment with the Company terminates during the Term, the Executive shall be entitled to the following benefits:

(a)    Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason during the Term, then the Executive shall be entitled to the following benefits:

(i)    the Company shall pay to the Executive in a lump sum in cash the aggregate of the following amounts:

(1)    on the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination, and (B) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)    on the date set forth in the Severance Agreement, the amount equal to (A) one-half (1/2) multiplied by (B) the Executive’s highest annual base salary during the three year period prior to the Effective Date.

(ii)    for six months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect immediately after the Effective Time or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

(iii)    to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

(iv)    for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until six months after the Date of Termination; and

(v)    if a Change in Control Date occurs during the Term and on or before the Date of Termination, the Company shall make an additional lump sum payment to the Executive equal to the sum of (A) the product of (x) the annual bonus paid or payable

(including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (B) one-half multiplied by the Executive’s highest annual bonus during the three-year period prior to the Effective Date, less (C) any amount of bonus previously paid by the Company for the current fiscal year.

(b)    Resignation Without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment during the Term, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s Death or Disability during the Term, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c)    Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause during the Term, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.

(d)    Severance Agreement. As a condition of receipt of any payments under Section 4.2(a)(i), the Executive shall be required to sign a severance agreement and release prepared by and provided by the Company in the form attached as Exhibit B hereto (the “Severance Agreement”) and to abide by the provisions of the Severance Agreement.

4.3    Taxes.

(a)    Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)    Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any employment taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)    For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i)    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)    “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)    Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.3(b) Override is applicable, and (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the

Company in its absolute discretion. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by the Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e)    The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

5.    TidalWire Employment Agreement. The Executive hereby acknowledges and agrees that the Employment Agreement between the Executive and TidalWire dated April 4, 2001 (the “TidalWire Employment Agreement”) is hereby terminated and of no further force or effect, and is replaced in its entirety hereby. The Executive hereby waives any existing or future claims he may have pursuant to the TidalWire Employment Agreement.

6.    Disputes.

6.1    Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and initially determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.2    Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, but only if the Executive prevails in such claim or contest.

7.    Successors.

7.1    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

7.2    Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

8.    Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 25 Dan Road, Canton, Massachusetts, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

9.    Miscellaneous.

9.1    Employment by Subsidiary. For purposes of this Agreement, the

Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

9.2    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.3    Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to such specific performance and injunctive relief.

9.4    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

9.5    Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

9.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

9.7    Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

9.8    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

9.9    Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.10    Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

NETWORK ENGINES, INC.

/s/ Douglas G. Bryant

By: Douglas G. Bryant

Title: Chief Financial Officer

/s/ Jeffrey A. Brandes

Jeffrey A. Brandes

Address:

3 Davis Road

Lexington, MA 02421

EXHIBIT A

Form of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation Agreement

EXHIBIT B

Severance Agreement and Release